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                                                                  Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Boston Properties Limited Partnership of our report dated February 28, 2003, except for Note 26 as to which the date is March 19, 2003, relating to the financial statements and financial statement schedule of Boston Properties Limited Partnership, and our report dated November 22, 2002 with respect to the Combined Statement of Revenue Over Certain Operating Expenses of 399 Park Avenue for the year ended December 31, 2001, which appears in Boston Properties Limited Partnership's Form 10 filed on April 14, 2003. We also consent to the references to us under the heading "Independent Accountants" in such Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts

April 14, 2003